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[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP

                                                                     EXHIBIT 4.5

                                                                  CONFORMED COPY

                                   19 MAY 2003

                             MARCONI CORPORATION PLC

                                   AS COMPANY

                   THE LAW DEBENTURE TRUST CORPORATION p.l.c.

                               AS SECURITY TRUSTEE

                                  HSBC BANK plc

                          AS NEW BONDING FACILITY AGENT

                                       AND

                                  HSBC BANK plc
                                 AS ESCROW BANK

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                                ESCROW AGREEMENT

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                                    CONTENTS

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                                                                                                          PAGE
1.     Definitions And Interpretation..................................................................     1

2.     Appointment Of Security Trustee.................................................................     2

3.     Mandatory Redemption Escrow Accounts............................................................     2

4.     Existing Performance Bond Escrow Accounts.......................................................     5

5.     Currency Of Escrow Accounts.....................................................................     7

6.     General Provisions For Escrow Accounts..........................................................     9

7.     Representations And Covenants Of The Company....................................................    10

8.     The Security Trustee............................................................................    11

9.     Escrow Bank's Actions...........................................................................    12

10.    Security Trustee And Escrow Bank Fees...........................................................    16

11.    Resignation Of Escrow Bank......................................................................    16

12.    Assignment......................................................................................    17

13.    Further Assurance...............................................................................    17

14.    Remedies And Waivers, Partial Invalidity........................................................    17

15.    Amendments......................................................................................    18

16.    Notices.........................................................................................    18

17.    Miscellaneous...................................................................................    19

18.    Governing Law And Jurisdiction..................................................................    19

Schedule 1 DEFINITIONS.................................................................................    21

Schedule 2 ESCROW ACCOUNTS.............................................................................    38
       Part A Mandatory Redemption Escrow Accounts.....................................................    38
       Part B Existing Performance Bond Escrow Accounts................................................    39

Schedule 3 FORM OF RELEASE CERTIFICATE.................................................................    40

Schedule 4 FORM OF REDEMPTION CERTIFICATE..............................................................    41
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THIS ESCROW AGREEMENT is made as a DEED on 19 May 2003

BETWEEN:

(1)      MARCONI CORPORATION PLC (the "COMPANY");

(2) THE LAW DEBENTURE TRUST CORPORATION P.L.C. (the "SECURITY TRUSTEE" which expression shall, where the context so admits, include all persons for the time being the security trustee or trustees pursuant to the Security Trust and Intercreditor Deed);

(3)      HSBC BANK PLC (the "ESCROW BANK"); and

(4) HSBC BANK PLC as security trustee and agent under the New Bonding Facility Agreement (the "NEW BONDING FACILITY AGENT").

WHEREAS:

(A) The Company has issued or intends to issue the Senior Notes and the Junior Notes under the Senior Note Indenture and the Junior Note Indenture respectively.

(B) Security has been or will be granted in favour of the Security Trustee over, inter alia, the Escrow Account, as security for the obligations of the Obligors under the Relevant Documents.

(C) In order to fund the mandatory redemption of some or all of the Notes (subject to the terms of the Indentures and the Security Trust and Intercreditor Deed) and to satisfy certain of its obligations under the Existing Performance Bonds, the Company has established the Escrow Accounts with the Escrow Bank for the deposit of certain amounts into the Escrow Accounts.

(D) The parties hereto have agreed to describe and regulate the operation of the Escrow Accounts in the manner hereinafter appearing.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED AND DECLARED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         Unless a contrary indication appears, defined terms and expressions in this Deed shall have the meanings and interpretation ascribed to them in Schedule 1 (Definitions) to this Deed.

1.2      INTERPRETATION

         Unless the context or the express provisions of this Deed otherwise require:

         1.2.1 words importing the singular shall include the plural and vice versa;

         1.2.2 any obligation of any party herein to do something shall include an obligation to procure the same to be done and any obligation not to do something shall include an obligation not knowingly to permit, suffer or allow the same;

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         1.2.3    references to a "Clause" or "Schedule" shall, subject to any contrary indication, be construed as a reference to a Clause hereof or a Schedule hereto and are for ease of reference only;

         1.2.4 a provision of law is a reference to that provision as the same may be amended or re-enacted from time to time;

         1.2.5 any "SECURITY TRUSTEE", "JUNIOR NOTE TRUSTEE", "SENIOR NOTE TRUSTEE", "NEW BONDING FACILITY AGENT", "NEW BONDING FACILITY BANK", "DEPOSITARY", "PAYING AGENT", "REGISTRAR", "GUARANTOR" or "ESCROW BANK" shall be construed so as to include its successors in title, permitted assignees and permitted transferees and, in the case of the Security Trustee and the Note Trustees, any person for the time being appointed as security trustee, trustee or co-trustee in accordance with the applicable Relevant Document;

         1.2.6 "ASSETS" includes present and future properties, revenues and rights of every description;

         1.2.7 "REPAY", "REDEEM", "PREPAY" and "PAY" shall each include all others and "REPAID", "REPAYABLE" and "REPAYMENT", "REDEEMED", "REDEEMABLE" and "REDEMPTION", "PREPAID", "PREPAYABLE", "PREPAYMENT" and "PAID", "PAYABLE" and "PAYMENT" shall be construed accordingly;

         1.2.8 a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

         1.2.9 a "RELEVANT DOCUMENT" or any other agreement or instrument is a reference to that Relevant Document or other agreement or instrument, as the same may have been amended or novated as permitted by the Security Trust and Intercreditor Deed.

2.       APPOINTMENT OF SECURITY TRUSTEE

2.1 The parties to this Deed agree and acknowledge that the Security Trustee shall maintain and operate the Escrow Accounts, established and opened in the name of the Company pursuant to a mandate letter dated 15 May 2003 between the Company and the Escrow Bank, upon and subject to the terms of this Deed and the Security Trust and Intercreditor Deed.

2.2 The Company, as the holder of the Escrow Accounts, hereby irrevocably agrees with the Escrow Bank that the Security Trustee shall be the only Person entitled to give the Escrow Bank instructions in relation to Escrow Accounts.

3.       MANDATORY REDEMPTION ESCROW ACCOUNTS

3.1      PURPOSE OF MANDATORY REDEMPTION ESCROW ACCOUNTS

         The purpose of the Mandatory Redemption Escrow Accounts is to enable the Company to fund the mandatory redemption of the Junior Notes and/or the Senior Notes in accordance with the Indentures and the Security Trustee to apply amounts standing to the

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         credit of the Mandatory Redemption Escrow Accounts in accordance with
         Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts).

3.2      PAYMENTS OUT OF THE MANDATORY REDEMPTION ESCROW ACCOUNTS

         3.2.1 Subject to sub-clauses 3.2.2 and 3.2.3 of this Clause 3.2, if at any time the Company determines that the aggregate balance standing to the credit of the Mandatory Redemption Escrow Accounts is equal to or greater than the lesser of:

                  (a)      $30,000,000 (or the Dollar Equivalent);

                  (b) (in the event that Junior Notes are Outstanding at a time when Junior Notes may be redeemed in accordance with the Junior Note Indenture) an amount sufficient to redeem all Outstanding Junior Notes at the Redemption Price; or

                  (c) (in the event that no Junior Notes are Outstanding) an amount sufficient to redeem all Outstanding Senior Notes at the Redemption Price,

                  the Company shall deliver a Redemption Certificate to the Security Trustee, the Senior Note Trustee, the Junior Note Trustee, the Depositary, the Registrar and the Paying Agent, and shall, within five London Business Days of the date of the Redemption Certificate, cause a notice of redemption to be given to the holders of the relevant Notes to be redeemed (with a copy thereof to the Security Trustee and the relevant Note Trustees) and the Security Trustee shall upon receipt of such notice of redemption promptly instruct the Escrow Bank to transfer an amount equal to the lesser of:

                  (i) the aggregate balance then standing to the credit of the Mandatory Redemption Escrow Accounts; and

                  (ii) the amount certified in such Redemption Certificate as the Redemption Price for the relevant Notes,

                  on the London Business Day prior to the Repayment Date specified in such notice of redemption (which Repayment Date shall not be less than ten nor more than fifteen London Business Days after the date of such notice of redemption), to such account or accounts as the Security Trustee may direct (acting on the instructions of the relevant Note Trustee) in order for such balance or amount to be applied on the specified Repayment Date in accordance with the Pre-Acceleration Payment Priorities.

         3.2.2 If the Security Trustee has received a notice from the Senior Note Trustee that a Payment Stop Event has occurred and is continuing, the Security Trustee shall upon receipt of such notice promptly instruct the Escrow Bank:

                  (a) first, to act in accordance with sub-clause 3.2.3(a) of this Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts) PROVIDED THAT if the Security Trustee has determined (such determination to be made pursuant to the provisions of the Security Trust and Intercreditor Deed)

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                           that on the day preceding such notice from the Senior
                           Note Trustee, a Standstill Period was in effect, the Security Trustee shall promptly instruct the Escrow Bank to act in accordance with sub-clause 3.2.2(b) of this Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts);

                  (b) second, following the date of such notice from the Senior Note Trustee and until such time as the Security Trustee (having been notified by the Senior Note Trustee) informs the Escrow Bank that the relevant Payment Stop Event is no longer continuing, to pay all monies credited to the Mandatory Redemption Escrow Accounts to the Security Trustee in order for the Security Trustee to apply such monies in accordance with the Post-Acceleration Payment Priorities, PROVIDED THAT the Security Trustee shall only instruct the Escrow Bank to make a payment out of the Mandatory Redemption Escrow Accounts under this sub-clause 3.2.2(b) of this Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts) if the Security Trustee has determined that the aggregate monies standing to the credit of the Mandatory Redemption Escrow Accounts are equal to or exceed $4,000,000 (or the Dollar Equivalent).

         3.2.3 If the Security Trustee receives a Standstill Notice from the Senior Note Trustee, the Security Trustee shall upon receipt of such notice promptly instruct the Escrow Bank:

                  (a) first, on the date of such instruction and PROVIDED THAT on the day preceding the date of such Standstill Notice from the Senior Note Trustee no Standstill Period was in effect (to be determined by the Security Trustee pursuant to the provisions of the Security Trust and Intercreditor Deed), to transfer as soon as possible in accordance with normal bank procedures, an amount equal to the aggregate balance standing to the credit of the Mandatory Redemption Escrow Accounts on the date of such instruction, to the Security Trustee in order for the Security Trustee to apply such balance in accordance with the Pre-Acceleration Payment Priorities; and

                  (b) second, following such transfer referred to in paragraph (a) above, to hold any amounts credited to or standing to the credit of the Mandatory Redemption Escrow Accounts in such account until the Security Trustee has notified the Escrow Bank of the earlier of the cessation of the relevant Standstill Period or the occurrence of a Payment Stop Event, at which point the Security Trustee shall further instruct the Escrow Bank to act either in accordance with:

                           (i)      sub-clause 3.2.1 of this Clause 3.2
                                    (Payments out of the Mandatory Redemption
                                    Escrow Accounts), in the case of a cessation of such Standstill Period PROVIDED THAT at such time no Payment Stop Event is continuing and no other Standstill Period is in effect; or

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                           (ii)     sub-clause 3.2.2(b) of this Clause 3.2
                                    (Payments out of the Mandatory Redemption
                                    Escrow Accounts), if at such time a Payment
                                    Stop Event is continuing.

         3.2.4 If at any time the New Bonding Facility Agent determines that the amount held by it as collateral under the New Bonding Facility Agreement, whether pursuant to Cash Collateral Releases or otherwise (together with all interest earned on such amounts), exceeds the aggregate facility limit then in effect under the New Bonding Facility Agreement, the New Bonding Facility Agent shall immediately notify the Security Trustee and the Company and shall, within three London Business Days of making such determination, transfer the amount of such excess (as calculated in accordance with the Security Agreement (as defined in the New Bonding Facility Agreement) as in effect at the date hereof) to the Mandatory Redemption Escrow Accounts.

4.       EXISTING PERFORMANCE BOND ESCROW ACCOUNTS

4.1      PURPOSE OF EXISTING PERFORMANCE BOND ESCROW ACCOUNTS

         The purpose of the Existing Performance Bond Escrow Accounts is to enable the Company to satisfy certain of its obligations to provide cash collateral under the Existing Performance Bonds.

4.2      PAYMENTS OUT OF THE EXISTING PERFORMANCE BOND ESCROW ACCOUNTS

         4.2.1    If at any time prior to:

                  (a) the Security Trustee being notified by the Senior Note Trustee of the occurrence of an Enforcement Event or a payment Event of Default under the Senior Notes and/or the Senior Note Indenture; and

                  (b)      the first anniversary of the Issue Date,

                  the Security Trustee receives a Release Certificate, the Security Trustee shall promptly instruct the Escrow Bank to release and transfer an amount or amounts in cash and in the currency specified in such Release Certificate from the Existing Performance Bond Escrow Accounts to any bank, insurance company or other financial institution (as set out in such Release Certificate) which is certified under the relevant Release Certificate as having issued an Existing Performance Bond and as having made a valid demand, pursuant to an enforceable right, for cash collateral to be provided by the Company or any of its Subsidiaries pursuant to such Existing Performance Bond (or any related instrument or document in existence at the date of this Deed), which amount of cash specified in such Release Certificate shall be used by such bank, insurance company or other financial institution to cash-collateralise the obligations of the Company or any of its Subsidiaries in relation to such Existing Performance Bond.

         4.2.2 Subject to sub-clauses 4.2.3 and 4.2.4 of this Clause 4.2 (Payments out of the Existing Performance Bond Escrow Accounts), if the Company determines that the aggregate amount standing to the credit of the Existing Performance Bond Escrow Accounts is in excess of the amount needed to satisfy the obligations of

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                  the Company and its Subsidiaries to provide collateral under all Existing Performance Bonds (the amount of such excess being the "EXCESS AMOUNT"), the Company shall promptly provide the Security Trustee with written notice certifying the amount of such Excess Amount. Upon receipt of such certification the Security Trustee shall promptly instruct the Escrow Bank to release and transfer an amount in cash equal to such Excess Amount to be paid as follows:

                  (a) first, to the New Bonding Facility Agent, who having received a request from the Security Trustee has promptly provided the Security Trustee with a certificate setting out an amount, if any, that is certified by the New Bonding Facility Agent to the Security Trustee as being, together with all other Cash Collateral Releases transferred to the New Bonding Facility Agent since the Issue Date (together with all interest earned on such transferred amounts), equal to the New Bonding Facility Funding Amount (or its Sterling Equivalent); and

                  (b) second, to the extent any Excess Amount is remaining after giving effect to paragraph (a) above, such amount (such amount having been converted by the Escrow Bank into US dollars at the then prevailing exchange rate) to the Mandatory Redemption Escrow Accounts for application by the Security Trustee in accordance with Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts).

         4.2.3 If at any time prior to the first anniversary of the Issue Date the Security Trustee has been notified:

                  (a)      of the occurrence of an Enforcement Event; or

                  (b) of the occurrence of a payment Event of Default under the Senior Notes and/or the Senior Note Indenture,

                  the Security Trustee shall promptly instruct the Escrow Bank to release and transfer all amounts standing to the credit of the Existing Performance Bond Escrow Accounts as follows:

                           (i) first, to the New Bonding Facility Agent, who having received a request from the Security Trustee has promptly provided the Security Trustee with a certificate setting out an amount, if any, that is certified by the New Bonding Facility Agent to the Security Trustee as being, together with all other Cash Collateral Releases transferred to the New Bonding Facility Agent since the Issue Date (together with all interest earned on such transferred amounts), equal to the lesser of (x) L25,000,000 (or the Sterling Equivalent) and (y) 100 per cent. in aggregate of all bonds, guarantees, letters of credit, indemnities and similar instruments issued and outstanding on such date under the New Bonding Facility Agreement PROVIDED THAT, if the amount set out in such certificate exceeds the aggregate balance standing to the credit of the Existing Performance Bond Escrow

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                                    Accounts, the Escrow Bank shall only be
                                    obliged to transfer such amount standing to the credit of the Existing Performance Bond Escrow Accounts; and

                           (ii) second, to the extent any amount remains standing to the credit of the Existing Performance Bond Escrow Accounts after giving effect to paragraph (i) above, such amount to the Mandatory Redemption Escrow Accounts for application by the Security Trustee in accordance with Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts).

         4.2.4 On the first anniversary of the Issue Date, and having given effect to any release, transfer or payment due and payable prior to or on such date, if any, pursuant to a Release Certificate delivered on or prior to the first anniversary of the Issue Date, and if such date is not a London Business Day on the preceding London Business Day, the Security Trustee shall instruct the Escrow Bank to transfer all amounts standing to the credit of the Existing Performance Bond Escrow Accounts on that date as follows:

                  (a) first, to the New Bonding Facility Agent, who having received a request from the Security Trustee has promptly provided the Security Trustee with a certificate setting out an amount, if any, that is certified by the New Bonding Facility Agent to the Security Trustee as being, together with all other Cash Collateral Releases transferred to the New Bonding Facility Agent since the Issue Date (together with all interest earned on such transferred amounts), equal to the New Bonding Facility Funding Amount PROVIDED THAT, if the amount set out in such certificate exceeds the aggregate balance standing to the credit of the Existing Performance Bond Escrow Accounts, the Escrow Bank shall only be obliged to transfer such amount standing to the credit of the Existing Performance Bond Escrow Accounts; and

                  (b) second, to the extent any amount remains standing to the credit of the Existing Performance Bond Escrow Accounts after giving effect to paragraph (a) above, such amount to the Mandatory Redemption Escrow Accounts for application by the Security Trustee in accordance with Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts).

         4.2.5 The Company undertakes to notify the Security Trustee and the Escrow Bank promptly upon any reduction of the New Bonding Facility Funding Amount to an amount of less than L25,000,000 (or the Sterling Equivalent).

5.       CURRENCY OF ESCROW ACCOUNTS

5.1      CURRENCY OF ESCROW ACCOUNTS

         In relation to any payment to the Escrow Bank made by the Company or any other Obligor to be credited to the Mandatory Redemption Escrow Accounts, the Escrow Bank shall only deposit: (i) US dollars in the MREA US Dollar Escrow Account; (ii) British

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         sterling in the MREA Sterling Escrow Account and (ii) Euros in the MREA
         Euro Escrow Account.

5.2      CURRENCY UNDERTAKING

         5.2.1 The Company hereby undertakes that it shall (and shall procure that the Obligors will) only transfer amounts to the Escrow Bank to be credited to an Escrow Account in the currencies specified in Clause 5.1 (Currency of Escrow Accounts) and in compliance with its obligations under the Indentures including but not limited to Sections 4.02 (Asset Sales) and 4.25 (Escrow Agreement) of the Junior Note Indenture and Section
                  4.03 (Asset Sales) and 4.26 (Escrow Agreement) of the Senior
                  Note Indenture.

         5.2.2 In the event that the Company or any Obligor transfers an amount to the Escrow Bank to be credited to the Mandatory Redemption Escrow Accounts and such currency is in a currency ("CURRENCY B") other than a currency specified in Clause 5.1 (Currency of Escrow Accounts), the Escrow Bank shall convert such amount from Currency B into US dollars at the then prevailing exchange rate and deposit such amounts to the credit of MREA US Dollar Escrow Account PROVIDED THAT to the extent the Escrow Bank is unable to effect such conversion, it will immediately notify the Company of its inability to effect such conversion and such amount shall be converted into such other currency as agreed between the Escrow Bank and the Company.

         5.2.3 In the event that the Company or any Obligor transfers an amount to the Escrow Bank to be credited to the Mandatory Redemption Escrow Accounts and such amount is in Euro or British sterling, the Escrow Bank shall deposit such amount into the MREA Euro Escrow Account or MREA Sterling Escrow Account, as the case may be, and then shall promptly convert such amount into US dollars at the then prevailing exchange rate and deposit such US dollar converted amount to the credit of the MREA US Dollar Escrow Account.

         5.2.4 Unless caused by its gross negligence or wilful misconduct, the Escrow Bank shall not be responsible or be liable to any party to this Deed for any loss, cost, expense or liability arising as a result of any currency conversion made pursuant to the operation of this Clause 5.2 (Currency Undertaking) or Clause 5.3 (Payments by the Escrow Bank) or for acting in accordance with any instructions received by it pursuant to this Clause 5.2 (Currency Undertaking) or Clause 5.3 (Payments by the Escrow Bank).

5.3      PAYMENTS BY THE ESCROW BANK

         Unless instructed to the contrary by the Security Trustee, the Escrow Bank shall only pay monies credited to an Escrow Account to the Security Trustee in the currency of the monies standing to the credit of such Escrow Account; PROVIDED THAT to the extent that any amount required to be released pursuant to Clause 4.2 (Payments out of Existing Performance Bond Escrow Accounts) is required to be denominated in a currency other than US dollars, Euro or British sterling (as set forth in the Release Certificate or, as the case may be, as requested by the Security Trustee) ("CURRENCY C"), the Escrow Bank shall convert such amount from the currency of the Existing Performance Bond Escrow

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         Accounts into Currency C at the then prevailing exchange rate; PROVIDED
         FURTHER THAT to the extent the Escrow Bank is unable to effect such conversion, it will immediately notify the Company or, as the case may be, the Security Trustee of its inability to effect such conversion and such amount shall be converted into such other currency as agreed between the Escrow Bank and the Company or, as the case may be, the Security Trustee (acting on the instructions of the Note Trustees).

6.       GENERAL PROVISIONS FOR ESCROW ACCOUNTS

6.1      GENERAL TERMS OF ESCROW

         Each of the parties agrees that:

         6.1.1 each Escrow Account will be a separate account with the Escrow Bank;

         6.1.2 no party shall have any rights to the deposits held in the Escrow Accounts other than in accordance with the terms of this Deed, the Security Documents creating Security over the Escrow Accounts, the Indentures and the Security Trust and Intercreditor Deed;

         6.1.3 the Security Trustee shall instruct the Escrow Bank to release and make payments to or to the order of the Security Trustee, the Senior Note Trustee, the Junior Note Trustee, the New Bonding Facility Agent or the issuer of an Existing Performance Bond (as the case may be) only in accordance with the terms of this Deed and the Security Trust and Intercreditor Deed;

         6.1.4 none of the restrictions contained in this Deed on the withdrawal of funds from the Escrow Accounts shall affect the obligations of the Company to make any payments of any nature required to be made to any of the Secured Creditors on the due date for payment thereof in accordance with any of the Relevant Documents;

         6.1.5 nothing in this Deed shall permit a payment by the Security Trustee which is prohibited by the Security Trust and Intercreditor Deed; and

         6.1.6 in establishing the balance standing to the credit of any Escrow Account at any time, the Escrow Bank may (but shall not be obliged to) take into account credits to and withdrawals from such Escrow Account which are to be made on the same day.

6.2      PAYMENTS FROM ESCROW

         6.2.1 The Security Trustee shall only instruct the Escrow Bank to make payments or transfers from an Escrow Account if:

                  (a) the giving of such instruction is expressly permitted by this Deed; or

                  (b) the Security Trustee has been instructed to enforce the Transaction Security pursuant to the provisions of the Security Trust and Intercreditor Deed.

         6.2.2 All amounts withdrawn from an Escrow Account for transfer to another Escrow Account or for application in or towards making a specific payment or for

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                  satisfying a specific liability shall be transferred to that
                  Escrow Account, or applied in or towards making that specific payment or, as the case may be, satisfying that specific liability, and for no other purpose.

6.3      INTEREST

         Each amount from time to time standing to the credit of an Escrow Account shall bear interest at the rate agreed between the Escrow Bank and the Company, such interest to be credited to the Escrow Account in respect of which such interest has accrued at such times as the Escrow Bank and the Company shall agree or, in the absence of such agreement, in accordance with the Escrow Bank's usual practice for accounts of the same type as the relevant Escrow Account.

6.4      INFORMATION

         The Company irrevocably grants to the Security Trustee the right to review all books and records which the Company is entitled to as holder of the Escrow Accounts (including, without limitation, computer records and account statements) relating to the Escrow Accounts and irrevocably waives any right of confidentiality which may exist in respect of such books and records to the extent necessary to allow disclosure by the Escrow Bank to the Security Trustee and its advisers of all books and records which the Company is entitled to as holder of the Escrow Accounts.

7.       REPRESENTATIONS AND COVENANTS OF THE COMPANY

7.1      REPRESENTATIONS

         The Company represents that:

         7.1.1 it has and will have the necessary power to enable it to enter into and perform its obligations under this Deed;

         7.1.2 this Deed constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms set out herein, subject only to equitable principles of general application and applicable bankruptcy, insolvency, reorganisation or other similar laws affecting the enforcement of creditors' rights generally; and

         7.1.3 all necessary authorisations to enable it to enter into this Deed have been obtained and are in full force and effect and will remain in full force and effect.

7.2      COVENANTS

         The Company shall:

         7.2.1 provide to the Security Trustee and the Escrow Bank, as and when the Security Trustee or, as the case may be, the Escrow Bank so reasonably requires and so as to enable the Security Trustee or, as the case may be, the Escrow Bank to perform its duties and functions under this Deed, such information, copies of any accounting records and other documents, statements and reports maintained by or in the possession of the Company or which the Company is entitled to obtain from any person;

         7.2.2 do all such things within its control as are necessary or appropriate to give effect to the provisions of this Deed; and

         7.2.3 at all times comply with its obligations under the Indentures in relation to the Escrow Accounts including, but not limited to, its obligations to deposit monies or cause monies to be deposited in each of the Escrow Accounts from time to time.

8.       THE SECURITY TRUSTEE

8.1      OBLIGATIONS OF THE SECURITY TRUSTEE

         8.1.1 The Security Trustee will not, and shall not be required to, monitor the performance or compliance by the Company of any obligation or condition contained in this Deed.

         8.1.2 Each instruction provided to the Escrow Bank by the Security Trustee shall be copied at the same time by the Security Trustee to the Company, the Note Trustees and the New Bonding Facility Agent.

         8.1.3 In performing or carrying out its duties, obligations and responsibilities, the Security Trustee shall be considered to be acting only in a mechanical and administrative capacity and shall not have or be deemed to have any duty, obligation or responsibility to, or relationship or trust or agency with the Company (save as expressly provided herein).

8.2      SECURITY TRUSTEE'S ACTIONS

         8.2.1 Notwithstanding any contrary provision herein, the Security Trustee may assume that any statement by the Company, the New Bonding Facility Agent or the relevant Note Trustee that any conditions for the making of any payment out of any Escrow Account which are specified in any of the Relevant Documents have been satisfied is correct, unless it has actual notice to the contrary.

         8.2.2    Save as provided in this Deed, the Security Trustee shall not:

                  (a) be bound to disclose to any other Person any information relating to any other party hereto;

                  (b) be under any fiduciary duty towards any other party hereto or under any obligations other than those for which express provision is made in this Deed;

                  (c) have any responsibility to ensure that the information set out in any instructions received by it hereunder is correct or to check or enquire as to, or otherwise be affected by, whether any condition has been or will be met or fulfilled or any instruction is properly given on behalf of the person from whom it purports to be given; or

                  (d) have any responsibility to any party if any instruction which should be given to the Security Trustee by any party under or in connection with this Deed is for any reason not received by the Security Trustee or is not made at the time it should be made.

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8.3      SECURITY TRUSTEE'S RELIANCE

         In the event that the Security Trustee ceases to be a party to this Deed as a result of its resignation, removal or otherwise (pursuant to the provisions of the Security Trust and Intercreditor Deed), the Security Trustee shall remain entitled to the benefit of Clause 8.2 (Security Trustee's Actions), Clause 10.1 (Security Trustee's Fees) and
         17.1 (Security Trust and Intercreditor Deed) to the extent that any fees have accrued and remain unpaid at the time it ceases to be the Security Trustee.

9.       ESCROW BANK'S ACTIONS

9.1      ESCROW BANK'S INSTRUCTIONS

         9.1.1 Except as otherwise expressly provided herein the Escrow Bank shall act solely in accordance with any written instructions given to it by (or on behalf of) the Security Trustee and shall assume without enquiry:

                  (a) that any instructions received by it from the Security Trustee are duly given by the Security Trustee; and

                  (b) unless it has received actual written notice of revocation, that any instructions or directions given by the Security Trustee have not been revoked and no revocation of any such instructions by the Security Trustee shall affect any action of the Escrow Bank in reliance upon such instruction or direction prior to actual receipt of the notice of revocation.

         9.1.2 The Escrow Bank shall be entitled to request clarification of any instruction or direction received by it from (or on behalf of) the Security Trustee, and pending receipt of such clarification to its reasonable satisfaction may refrain from acting and shall have no liability for the consequences of its refraining from acting.

         9.1.3 If in issuing any instruction the Security Trustee breaches any restriction set out in the Relevant Documents, this shall not invalidate the instruction unless the Escrow Bank has been informed (in writing) by the Security Trustee, before it commences to act on such instruction, that such instruction was invalid and should not be acted upon or the Escrow Bank otherwise has actual knowledge that it should not act on such instruction. If the Escrow Bank is so informed by the Security Trustee after it has commenced to act on an instruction the validity of any action taken shall not be affected but the Escrow Bank shall take no further action in accordance with such instruction, except to the extent that it has become legally obliged to do so.

         9.1.4 For the purposes of this Deed, the Escrow Bank shall be entitled to rely conclusively upon any certificates, written notices, written requests or written instructions received by it pursuant hereto without making any further enquiries or incurring any liability and, in the absence of any such certificates, written notices, written requests or written instructions, shall not be bound to take any action or may refrain from taking any action under this Deed.

         9.1.5 For the purposes of this Deed, the Escrow Bank may carry out what in its discretion it reasonably determines to be administrative acts (any such determination being, in the absence of manifest error, binding on all parties hereto), or acts which are incidental to any written instruction, without any instructions (though not contrary to any written instructions) from any other party hereto, but so that no such instruction shall have any effect in relation to any administrative or incidental act performed prior to actual receipt of such instruction by the Escrow Bank.

         9.1.6 Notwithstanding anything contained in this Deed, the Escrow Bank is entitled at all times to act without having been instructed by the Security Trustee in order to protect its own position and interests in its capacity as Escrow Bank (including its own financial interest).

         9.1.7 The Escrow Bank shall be entitled to assume that all written information, written notices, written instructions or certifications received from the Security Trustee under or in connection with this Deed are authentic, true, complete and accurate and have been issued by a duly authorised representative of the Security Trustee and shall not be required to make further enquiries or incur any liabilities in respect thereof.

         9.1.8 In performing or carrying out its duties, obligations and responsibilities, the Escrow Bank shall be considered to be acting only in a mechanical and administrative capacity.

9.2      ESCROW BANK'S DISCRETIONS

         The Escrow Bank may:

         9.2.1 if it receives any instructions or directions from the Security Trustee to take any action in relation to this Deed, assume that all applicable conditions for taking that action have been satisfied unless the Escrow Bank (in its capacity hereunder) has actual knowledge to the contrary;

         9.2.2    accept and rely upon:

                  (a) any written notice, written information, written communication, certificate or other document believed by it to be genuine and correct;

                  (b) as to any matters of fact which might reasonably be expected to be within the knowledge of the other parties to this Deed or any other person or any of their respective directors, officers, partners or employees or authorised representatives, any certificate signed by or on behalf of such person as sufficient evidence thereof;

                  (c) any written notice or certificate purporting to be duly signed by the persons giving such notice or certificate as having been duly signed by or on behalf of such person; and

                  (d) any certificate to the effect that any particular dealing or transaction or step or thing is, in the opinion of the persons so certifying, expedient as sufficient evidence that it is expedient, in each case without incurring any liability to any other party to this Deed or other person or any of their respective directors, officers, partners or employees or authorised representatives for so accepting and relying, without having any duty to enquire as to the accuracy thereof and without being bound to ask for further evidence or authority or otherwise;

         9.2.3 in the exercise of any of its rights or the performance of any of its duties, obligations and responsibilities under this Deed, act through its agents selected by it which may be corporations, partnerships or individuals, whether or not lawyers or other professional persons, to transact or conduct, or concur in transacting or conducting, any business and to do or concur in doing all acts required to be done by the Escrow Bank (including the receipt and payment of money) and the Escrow Bank shall not be responsible for any misconduct or omission on the part of, or be bound to supervise the proceedings or acts of, any agent PROVIDED THAT the Escrow Bank has exercised reasonable care in appointing such agent. Any such agent shall be entitled to charge and be paid all usual and properly incurred fees, expenses and other charges for its services;

         9.2.4 retain for its own benefit, without liability to account to any other person, any fee or other sum properly received by it for its own account; and

         9.2.5 provide advisory or other services to or engage in any kind of business with any Person party to or affected by the arrangements the subject of any Relevant Document and may do so without any obligation to account to, or disclose any such arrangement to, any Person.

9.3      EXCLUDED OBLIGATIONS

         Except as otherwise expressly provided in this Deed, the Escrow Bank shall not:

         9.3.1 be bound to account to any party to this Deed or any Secured Creditor or any other party for any sum or the profit element of any sum properly received by it for its own account;

         9.3.2 unless provided for in this Deed or ordered to do so by a court of competent jurisdiction, be bound to disclose to any Person any confidential information and each party to this Deed agrees that it shall not take any action to obtain from the Escrow Bank any confidential information;

         9.3.3 be under any obligations other than those which are specifically provided for in this Deed;

         9.3.4 have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with any party to this Deed; or

         9.3.5 be required by anything contained in this Deed to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or the exercise of any of its rights hereunder or under any other Relevant Document to which it is a party.

9.4      EXCLUSION OF ESCROW BANK'S LIABILITY

         Unless caused directly by its gross negligence or wilful misconduct the Escrow Bank shall not accept responsibility or be liable to any party to this Deed or any other Person:

         9.4.1 for the adequacy, accuracy and/or completeness of any information supplied by the Escrow Bank or any other person in connection with this Deed, or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Deed;

         9.4.2 for any losses of any Person or any liability of any Person arising as a result of the Escrow Bank taking or refraining from taking any action in relation to this Deed or otherwise, whether in accordance with an instruction received or otherwise;

         9.4.3 for the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection to this Deed or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection to this Deed;

         9.4.4 for any shortfall in relation to a payment out of an Escrow Account or for any Tax in respect of the Escrow Accounts or in respect of any payments out of an Escrow Account;

         9.4.5 for the Security Trustee or any other Person acting or failing to act in accordance with the Security Trust and Intercreditor Deed;

         9.4.6 for any moneys other than sums actually received by the Escrow Bank; or

         9.4.7 for any costs, charges, losses, damages, liabilities or expenses arising from or connected with any act, default, omission or misconduct of the Escrow Bank or its officers, employees or agents in connection with this Deed.

9.5      NO PROCEEDINGS

         Each party to this Deed (other than the Escrow Bank) agrees for the benefit of the Escrow Bank's officers, employees and agents that it will not assert any claim or take proceedings against any of the Escrow Bank's officers, employees and agents in respect of any claim it might have against the Escrow Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to this Deed and subject to Clause 18.3 (Third Party Rights) and the provisions of Contracts (Rights of Third Parties) Act 1999 any officer, employee or agent of the Escrow Bank may rely on this Clause 9.5.

9.6      REFRAIN FROM ILLEGALITY

         The Escrow Bank may refrain from doing anything which in its reasonable opinion would or might be contrary to any relevant law, directive or regulation of any relevant jurisdiction or which would or might otherwise render it liable to any Person, and the Escrow Bank may do anything which is, in its sole discretion (such discretion to be reasonably exercised), necessary to comply with any such law, directive or regulation of any such jurisdiction.

9.7      INDEMNITY

         The Company shall forthwith on demand indemnify the Escrow Bank against all losses, liabilities, costs, claims, actions or demands (including without limitation, legal expenses and other out-of-pocket expenses plus any VAT payable in respect thereof) which it may properly incur or which may be made against the Escrow Bank as a result of or in connection with its appointment or the exercise of its powers and duties under this Deed notwithstanding the resignation of the Escrow Bank pursuant to this Deed, other than in the case of the gross negligence or wilful misconduct of the Escrow Bank. The indemnity contained in this Clause 9.7 shall survive the termination or expiration of this Deed.

10.      SECURITY TRUSTEE AND ESCROW BANK FEES

10.1     SECURITY TRUSTEE'S FEES

         The Company shall pay to the Security Trustee, the escrow fees together with any applicable VAT thereon specified in the Security Trustee Escrow Fee Letter at the times and in the amounts specified in the Security Trustee Escrow Fee Letter.

10.2     ESCROW BANK'S FEES

         The Company shall pay to the Escrow Bank, the fees together with any applicable VAT thereon specified in the Escrow Bank Fee Letter at the times and in the amounts specified in the Escrow Bank Fee Letter.

11.      RESIGNATION OF ESCROW BANK

11.1     RESIGNATION OF ESCROW BANK

         11.1.1 The Escrow Bank may, at any time by giving not less than fifteen London Business Days' prior notice, (without being required to assign any reason therefor) notify the Security Trustee and the Company in writing that it wishes to cease to be a party hereto as the Escrow Bank (a "CESSATION NOTICE").

         11.1.2 Upon receipt of a cessation notice, the Security Trustee (with the prior consent of each Debt Representative) may nominate a successor (a "SUCCESSOR ESCROW BANK"). If no such nomination is made by the Security Trustee before the date specified in the cessation notice as being the date on which the Escrow Bank wishes to cease to be a party hereto (the "CESSATION DATE") (which date shall be a London Business Day falling not less than fifteen London Business Days after the date of delivery of the cessation notice to the Security Trustee) then the Escrow Bank may nominate a successor Escrow Bank in London.

         11.1.3 For the avoidance of doubt, the resignation of the Escrow Bank shall not be effective until the appointment of a successor Escrow Bank has become effective in accordance with Clause
                  11.2 (Appointment of Successor Escrow Bank) below.

11.2     APPOINTMENT OF SUCCESSOR ESCROW BANK

         If the Escrow Bank has delivered a cessation notice pursuant to Clause 11 (Resignation of Escrow Bank), then on the relevant cessation date and PROVIDED THAT (a) the successor Escrow Bank has executed and delivered to the Company and the Security Trustee a deed of novation in such form as the Company and the Security Trustee may require pursuant to which the successor Escrow Bank becomes a party to, and agrees to be bound by the terms and conditions of this Deed and agrees to become a party to such other documents as may be required by the Company and the Security Trustee; and (b) the Escrow Bank, without responsibility or liability (other than for gross negligence or wilful misconduct) and acting on the instructions of the Security Trustee, has taken all steps necessary and/or become party to any document necessary to transfer the Escrow Accounts to the successor Escrow Bank:

         11.2.1 the resigning Escrow Bank shall cease to be a party hereto and shall cease to have any obligation hereunder in such capacity (without prejudice to any accrued liabilities under this Deed and its obligations under this Clause 11.2 but shall remain entitled to the benefit of the provisions of Clause 9.7 (Indemnity), Clause 10 (Security Trustee and Escrow Bank Fees) (to the extent of any fees which have accrued and are unpaid at the time it ceases to be the Escrow Bank hereunder), Clause
                  9.4 (Exclusion of Escrow Bank's Liability) and this Clause 11; and

         11.2.2 the successor Escrow Bank and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had such successor Escrow Bank been an original party hereto as Escrow Bank.

11.3     REMOVAL OF ESCROW BANK

         The Security Trustee (acting on the instructions of either Note Trustee) may, by notice to the Escrow Bank, require the Escrow Bank to resign in accordance with Clause 11.1 (Resignation of Escrow Bank) and upon receipt of any such notice the Escrow Bank shall resign in accordance with Clause 11.1 (Resignation of Escrow Bank) and, for the avoidance of doubt, the provisions of Clause 11.2 (Appointment of Successor Escrow Bank) shall apply.

12.      ASSIGNMENT

         No party may assign all or any of its rights or transfer any of its rights and obligations under this Deed except as contemplated by this Deed, the Security Trust and Intercreditor Deed or as required by law.

13.      FURTHER ASSURANCE

         The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Deed, subject to any such party (other than the Company) being reimbursed to its satisfaction by the Company for any costs, expenses (including VAT), liabilities or fees reasonably incurred by it in the negotiation, preparation or execution of any such further documents.

14.      REMEDIES AND WAIVERS, PARTIAL INVALIDITY

14.1     REMEDIES AND WAIVERS

         14.1.1 No failure to exercise, or any delay in exercising, on the part of any party to this Deed, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedies.

         14.1.2 The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

14.2     PARTIAL INVALIDITY

         If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of the provision under the law of any other jurisdiction will in any way be affected or impaired.

15.      AMENDMENTS

         The provisions of this Deed may not be amended except with the written agreement of all the parties hereto and each Note Trustee.

16.      NOTICES

16.1     COMMUNICATIONS IN WRITING

         Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

16.2     ADDRESSES

         The address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Deed is:

         16.2.1   identified with its name below; or

         16.2.2 if not originally a party on the date hereof, specified in the deed of novation pursuant to which such party undertakes to become a party to, and be bound by the terms and conditions of this Deed, or any substitute details which a party may notify to the Security Trustee (or the Security Trustee may notify to the other parties, if a change is made by the Security Trustee) by not less than five London Business Days' notice and promptly upon receipt of any notification of any new or changed details, the Security Trustee shall notify the other parties.

16.3     DELIVERY

         16.3.1 Any communication or document made or delivered by one Person to another under or in connection with this Deed will only be effective:

                  (a)      if by way of fax, when received in legible form; or

                  (b) if by way of letter, when it has been left at the address specified in Clause 16.2 (Addresses) above or five London Business Days after being deposited in the post postage prepaid in an envelope addressed to the addressee at that address, and, if a particular department or officer is specified as part of that address, if addressed to that department or officer.

         16.3.2 Notwithstanding the provisions of sub-clause 16.3.1(b) above, any communication or document to be made or delivered to the Security Trustee or the Escrow Bank will be effective only when actually received by the Security Trustee or the Escrow Bank, as the case may be, and then only if it is expressly marked for the attention of the department or officer identified with such person's signature below (or any substitute department or officer as such person shall specify for this purpose).

16.4     ENGLISH LANGUAGE

         Any notice given under or in connection with this Deed must be in English.

17.      MISCELLANEOUS

17.1     SECURITY TRUST AND INTERCREDITOR DEED

         The parties hereto each acknowledge that the Security Trustee when acting hereunder shall be acting in accordance with and subject to the terms of the Security Trust and Intercreditor Deed. In the event of a conflict between the terms of this Deed and the Security Trust and Intercreditor Deed, the terms of the Security Trust and Intercreditor Deed shall prevail.

17.2     COUNTERPARTS

         This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

18.      GOVERNING LAW AND JURISDICTION

18.1     GOVERNING LAW

         This Deed and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

18.2     JURISDICTION

         18.2.1 The courts of England have exclusive jurisdiction to settle any dispute (a "DISPUTE"), arising from or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed) or the consequences of its nullity.

         18.2.2 The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

         18.2.3 This Clause 18.2 is for the benefit of the Security Trustee, the New Bonding Facility Agent and the Escrow Bank only. As a result, nothing in this Clause 18 prevents the Security Trustee, the New Bonding Facility Agent and the Escrow Bank from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other courts with jurisdiction. To the extent allowed by law, the Security Trustee,

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

                  the New Bonding Facility Agent and the Escrow Bank may take concurrent Proceedings in any number of jurisdictions.

18.3     THIRD PARTY RIGHTS

         18.3.1 Unless expressly provided to the contrary in this Deed, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

         18.3.2 Notwithstanding any term of this Deed, the consent of any person who is not a party to this Deed (other than the Note Trustees) is not required to rescind or vary this Deed at any time.

IN WITNESS whereof this Deed has been executed and delivered as a deed by the parties hereto the day and year first above written.

                                   SCHEDULE 1

                                   DEFINITIONS

         "ADDITIONAL AMOUNTS" has the meaning ascribed to it in the Indentures.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, in the case of a natural Person, any immediate family member of such Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling", "controlled by" and "under common control with" have correlative meanings.

         "AGENCY AGREEMENT" means the agreement, dated on or about the date of this Deed, appointing the initial Paying Agent and the Registrar in relation to the Notes for the purposes specified therein and any other agreement for the time being in force appointing successor Paying Agents and/or Registrars in relation to the Notes, or in connection with their duties, the terms of which have previously been approved in writing by the relevant Note Trustee.

         "BOARD OF DIRECTORS" means:

         (a) with respect to a corporation, the board of directors or other equivalent body of the corporation (or any duly authorized committee thereof) and, in the case of any corporation having both a supervisory board and an executive or management board, the supervisory board (or any duly authorized committee thereof);

         (b) with respect to a limited partnership, the board of directors or other equivalent body (or any duly authorized committee thereof) of the general partner of the partnership; and

         (c) with respect to any other Person, the board or committee of such Person serving a similar function.

         "CAPITAL STOCK" means:

         (a) in the case of a corporation, any and all shares, interests, participations, or other equivalent (however designated and whether or not voting) of share capital;

         (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalent (however designated and whether or not voting) of share capital;

         (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CAPTIVE INSURANCE COMPANY" means Marconi Insurance Limited, a limited liability company incorporated under the laws of Guernsey.

         "CASH COLLATERAL RELEASES" means all releases to, or upon the order or instructions of, the Company or any of its Subsidiaries of (1) collateral or security constituting cash or Cash Equivalents from any Person (other than the Company and its Subsidiaries), which collateral or security was provided by the Company or any of its Subsidiaries (a) prior to the Issue Date, (b) in the form of deposits into the Existing Performance Bond Escrow Accounts, (c) to the New Bonding Facility Agent under the New Bonding Facility Agreement, (d) to any agent, security trustee or lender under, or otherwise in respect of, any Replacement New Bonding Facility Agreement, (e) in respect of any Existing Performance Bond, or (f) in respect of the Interim Bonding Facilities; PROVIDED THAT (i) releases of collateral or security constituting cash or Cash Equivalents in connection with any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued by or on behalf of the Captive Insurance Company shall not constitute a Cash Collateral Release to the extent that the Captive Insurance Company retains such cash and Cash Equivalents, (ii) releases of collateral or security constituting cash or Cash Equivalents by the New Bonding Facility Agent to a lender under the New Bonding Facility Agreement shall not constitute a Cash Collateral Release to the extent that such lender retains such cash and Cash Equivalents to secure the obligations owed to it under the New Bonding Facility Agreement, (iii) releases of collateral or security constituting cash or Cash Equivalents in connection with any Italian Easy Loan shall not constitute a Cash Collateral Release and (iv) releases of collateral or security constituting cash or Cash Equivalents in connection with the renewal or extension of any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued under the Interim Bonding Facilities shall not constitute a Cash Collateral Release to the extent that the issuer of the renewed or extended surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or like obligation retains such cash or Cash Equivalents under the terms of an Interim Bonding Facility; or (2) cash or Cash Equivalents held in escrow with respect to sales, transfers or other dispositions of assets or property by the Company or any of its Subsidiaries prior to the Issue Date. For the avoidance of doubt, any release of cash or Cash Equivalents that has been held in escrow pursuant to any of the ESOP Escrow Agreement, the Mobile ESOP Escrow Agreement, the Israeli ESOP Escrow Agreement or the Singapore ESOP Escrow Agreement shall not constitute a Cash Collateral Release.

         "CASH EQUIVALENTS" means:

         (a) United States dollars, British pounds sterling, Euros, any other currency that is freely convertible into any of the foregoing or a claim on the European Central Bank;

         (b) securities (i) issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality of the US government (PROVIDED THAT the full faith and credit of the United States is pledged in support of those securities), or (ii) which are denominated in Euros or British pounds sterling and are issued by, or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, and which mature, in each case, within six months after the date of acquisition;

         (c) certificates of deposit and Eurodollar time deposits issued by a Highly Rated Financial Counterparty and which mature within six months after the date of acquisition;

         (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraphs
                  (a) and (b) above entered into with a Highly Rated Financial Counterparty;

         (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing) and which matures within six months after the date of acquisition;

         (f) marketable direct obligations of any member of the European Union in each case, rated at least "AAA" or the equivalent thereof by both Moody's Investors Service Inc. and Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing), or obligations fully and unconditionally guaranteed by one of those sovereign nations (or any agency thereof), of the type and maturity described in paragraph (a) through (e) above, which have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

         (g) money market funds with at least 95% of the fund's assets constituting Cash Equivalents of the kinds described in paragraphs (a) through (f) of this definition.

         "CDI" means:

         (a) in the case of DTC, a certificateless depositary interest representing an interest in Global Junior Notes or the Global Senior Notes; or

         (b) in the case of Euroclear or Clearstream, Luxembourg, a certificated depositary interest representing an interest in Global Junior Notes or the Global Senior Notes.

         "CLEARSTREAM, LUXEMBOURG" means Clearstream Banking societe anonyme.

         "DEBT REPRESENTATIVE" means in relation to the Senior Notes, the Senior Note Trustee, in relation to the Junior Notes, the Junior Note Trustee and, in relation to the New Bonding Facility Agreement, the New Bonding Facility Agent.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or the making of any determination or any combination thereof would be, an Event of Default.

         "DEFINITIVE REGISTERED JUNIOR NOTES" means Junior Notes in definitive registered form.

         "DEFINITIVE REGISTERED SENIOR NOTES" means Senior Notes in definitive registered form.

         "DELEGATE" means any delegate, agent, Attorney, co-trustee or additional but separate trustee, custodian, depository or Receiver appointed by the Security Trustee in accordance with the terms of the Security Documents and the Security Trust and Intercreditor Deed.

         "DEPOSIT AGREEMENT" means the deposit agreement dated as of the Issue Date between the Company and The Bank of New York, as Depositary.

         "DEPOSITARY" means the Person appointed as agent by the Company under the Deposit Agreement for the purposes of maintaining records in which it shall record the ownership, transfer and increases or decreases in the principal amount of CDIs in a Global Senior Note or a Global Junior Note, as the case may be which initially shall be The Bank of New York.

         "DOLLAR EQUIVALENT" means with respect to any monetary amount in a currency other than United States Dollars, at any time of determination thereof, the amount of United States Dollars obtained by translating the amount of such foreign currency into United States Dollars at the Bloomberg Composite Spot Rate for the purchase of United States Dollars with the applicable currency at 11.30 on the previous Business Day prior to such determination.

         "DTC" means The Depository Trust Company or its nominee.

         "ENFORCEMENT EVENT" means the acceleration of any Secured Obligations (other than the Secured Obligations arising under the New Bonding Facility Agreement) or any declaration that any Secured Obligation (other than Secured Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a Secured Creditor to perform its obligations under the Relevant Documents) or any failure by any Obligor to pay any principal amount in respect of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) whether on maturity or otherwise.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exercisable or exchangeable for, Capital Stock).

         "ESCROW ACCOUNTS" means the Existing Performance Bond Escrow Accounts and the Mandatory Redemption Escrow Accounts.

         "ESCROW AND DISTRIBUTION AGREEMENT" means the escrow and distribution agreement dated March 27, 2003 between the Company, Marconi plc, the security trustee named therein, The Bank of New York as distribution agent, The Law Debenture Trust

         Corporation p.l.c., Ancrane, Bondholder Communications Group and the Supervisors (as defined therein) with respect to the Restructuring.

         "ESCROW BANK FEE LETTER" means the letter dated on or about the date hereof from the Escrow Bank to the Company in respect of fees payable to the Escrow Bank pursuant to Clause 10 (Security Trustee and Escrow Bank Fees).

         "ESOP ESCROW AGREEMENT" means the ESOP escrow agreement dated December 13, 2002 between Marconi plc, the Issuer, HSBC Bank plc and Barclays Bank PLC.

         "EURO" or "E" means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

         "EUROCLEAR" means Euroclear Bank S.A./N.V.

         "EVENT OF DEFAULT" when used with respect to the Notes, has the meaning set forth in Section 6.01 (Events of Default) of the relevant Indentures.

         "EXISTING PERFORMANCE BONDS" means surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued by a bank, insurance company or other financial institution on behalf of the Company or any of its Subsidiaries in existence on the Issue Date and not issued pursuant to the Interim Bonding Facilities, until such bonds, letters of credit, guarantees or other obligations expire, terminate or are cancelled.

         "EXISTING PERFORMANCE BOND ESCROW ACCOUNTS" means the escrow account or accounts in the name of the Company with the Escrow Bank designated as such and established for the purpose referred to in Clause 4.1 (Purpose of Existing Performance Bond Escrow Accounts), details of which are set out in Schedule 2 (Escrow Accounts).

         "GLOBAL JUNIOR NOTES" means each global security in bearer form, representing all or a part of the Junior Notes, without coupons for payments attached, authenticated and delivered to the Holder for such Notes in accordance with the Junior Note Indenture, or any other Holder.

         "GLOBAL SENIOR NOTES" means each global security in bearer form, representing all or a part of the Senior Notes, without coupons for payments attached, authenticated and delivered to the Holder of such Senior Notes or such portion of such Senior Notes in accordance with the Senior Note Indenture.

         "GROUP" means all the Group Companies.

         "GROUP COMPANY" means the Company or any Subsidiary of the Company.

         "GUARANTEE" means any guarantee of any of the Secured Obligations.

         "GUARANTORS" means the companies listed in Schedule 1 (Guarantors) of the Security Trust and Intercreditor Deed together with any Person who executes a Guarantee and accedes to the Security Trust and Intercreditor Deed as a "GUARANTOR".

         "HIGHLY RATED FINANCIAL COUNTERPARTY" means a bank or financial institution whose financial obligations are rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard and Poor's Rating Services (or any successor to the ratings business of either of the foregoing) or the equivalent rating category of another internationally recognized rating agency.

         "HOLDER" means (i) for so long as any Junior Notes or any Senior Notes, as the case may be, are represented by one or more Global Junior Notes or, as the case may be, Global Senior Notes, the bearer thereof which shall be the Depositary and (ii) in the event that Definitive Registered Junior Notes or Definitive Registered Senior Notes, as the case may be, are issued, the Person in whose name a Definitive Registered Junior Notes or Definitive Registered Senior Notes, as the case may be, is registered on the Registrar's books.

         "INDENTURES" means the Senior Note Indenture and the Junior Note Indenture.

         "INITIAL SECURITY DOCUMENTS" means the Guarantees guaranteeing the Secured Obligations and the security documents, each to be dated on or before the Issuing Date that are set forth in the Indentures.

         "INSTRUCTING TRUSTEE" means:

         (a) prior to the discharge in full of the Secured Obligations under the Senior Notes and the Senior Note Indenture, the Senior Note Trustee acting on the instructions of the Relevant Holders of the Senior Notes; and

         (b) following the discharge in full of the Secured Obligations under the Senior Notes and the Senior Note Indenture and prior to the discharge in full of the Secured Obligations under the Junior Notes and the Junior Note Indenture, the Junior Note Trustee acting on the instructions of the Relevant Holders of the Junior Notes.

         "INTERIM BONDING FACILITIES" means:

         (a) the interim bonding facility dated 10 May 2002 (as amended) among Barclays Bank PLC, HSBC Bank plc and JPMorgan Chase Bank and Marconi Bonding Limited providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature; and

         (b) the temporary bonding facility dated 8 February 2002 among Barclays Bank PLC, HSBC Bank plc and Marconi Bonding Limited, providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letter of credit, bank guarantees or other obligations of a like nature.

         "ISRAELI ESOP ESCROW AGREEMENT" means the escrow agreement dated October 21, 2002 between the Issuer, Marconi plc, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "ISSUE DATE" means the date on which the Notes are first originally issued.

         "ITALIAN EASY LOANS" means the subsidised loans existing as of the Issue Date granted by Italian Ministry of Productive Activities (formerly Ministry of Industry), either directly or through its authorised agents, in favour of Marconi Communications S.p.A. and Marconi Sub S.p.A. or any other Subsidiary of the Company incorporated or organised under the laws of Italy pursuant to the provisions of Law no. 46 date 17 February 1982 and Legislative Decree No. 297 dated 27 July 1999.

         "JUNIOR NOTE INDENTURE" means the indenture dated as of 19 May 2003 between and among the Company as issuer, the initial guarantors named therein and JPMorgan Chase Bank as trustee, governing the Junior Notes, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof.

         "JUNIOR NOTE TRUSTEE" means JPMorgan Chase Bank or any successor trustee provisions of the Junior Note Indenture.

         "JUNIOR NOTES" means the Guaranteed Junior Secured Notes due 2008 issued by the Company pursuant to the Junior Note Indenture.

         "JUNIOR PIK NOTES" means any Junior Notes issued in payment of interest or Additional Amounts paid in kind on outstanding Junior Notes pursuant to the Junior Note Indenture.

         "LIEN" means with respect to any asset or property, any mortgage or deed of trust, lien (statutory or otherwise), pledge, charge, security interest, assignment, deposit, easement, hypothecation, or other encumbrance of any kind upon or in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale, capital lease or other title retention agreement, any lease in the nature thereof, any agreement to give a charge, mortgage or other security interest in and filing of or agreement to give any financing statement under a statute or regulation of any jurisdiction.

         "LONDON BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in London are open for general business.

         "MANDATORY REDEMPTION ESCROW ACCOUNTS" means the MREA US Dollar Escrow Account, the MREA Euro Escrow Account and the MREA Sterling Escrow Account established for the purpose referred to in Clause 3.1 (Purpose of Mandatory Redemption Escrow Accounts).

         "MOBILE ESOP ESCROW AGREEMENT" means the escrow agreement dated August 2, 2002 between the Issuer, Marconi plc, Marconi Bruton Street Limited, HSBC Bank plc, Barclays Bank PLC, Salomon Brothers International Limited, UBS AG, Bedell Cristin Trustees Limited and Slaughter and May.

         "MREA EURO ESCROW ACCOUNT" means the escrow account designated as such and denominated in euro with the Escrow Bank and details of which are set out in Schedule 2 (Escrow Accounts).

         "MREA STERLING ESCROW ACCOUNT" means the escrow account designated as such and denominated in British sterling with the Escrow Bank and details of which are set out in Schedule 2 (Escrow Accounts).

         "MREA US DOLLAR ESCROW ACCOUNT" means the escrow account designated as such and denominated in US dollars with the Escrow Bank and details of which are set out in Schedule 2 (Escrow Accounts).

         "NEW BONDING FACILITY AGREEMENT" means the L50 million committed revolving bonding facility agreement dated March 27, 2003 among the Comany, Marconi Bonding Limited, the New Bonding Facility Security Trustee, certain New Bonding Facility Banks and certain Non-US Subsidiaries providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Company and/or any Non-US Subsidiary, as such agreement may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); provided that (1) the aggregate principal amount of Indebtedness (as defined in the Indentures) at any one time outstanding thereunder shall not exceed
         L50 million (or the Sterling Equivalent) and (2) the term of such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness (as defined in the Indentures) and other obligations incurred or arising under such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of such facility).

         "NEW BONDING FACILITY FUNDING AMOUNT" means at any time the lesser of
         (i) L25,000,000 (or the Sterling Equivalent) and (ii) one half of the aggregate facility limit under the New Bonding Facility Agreement.

         "NON-US SUBSIDIARY" means any Subsidiary of the Company other than a US Subsidiary.

         "NOTE TRUSTEE" means each of the Senior Note Trustee and the Junior Note Trustee and "NOTE TRUSTEE" means either of them.

         "NOTES" means the Senior Notes and the Junior Notes, collectively.

         "OBLIGORS" means each of the Company and the Guarantors.

         "OUTSTANDING" means, as of any date of determination, in relation to the Notes all the Notes issued other than:

         (a) those Notes which have been redeemed pursuant to the Indentures;

         (b) those Notes in respect of which the date for redemption in accordance with the Indentures has occurred and the redemption moneys (including premium (if any) and all interest and Additional Amounts, if any, payable thereon) have been duly paid to the relevant Note Trustee or to the Paying Agent in the manner provided in the Agency Agreement (and where appropriate notice to that effect has been given to the relevant Holders) and remain available for payment against presentation of the relevant Notes;

         (c) those mutilated or defaced Notes which have been surrendered and cancelled and in respect of which replacements have been issued;

         (d) (for the purpose only of ascertaining the principal amount of the Notes outstanding and without prejudice to the status for any other purpose of the relevant Notes) those Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued; and

         (e) any Global Senior Note or, as the case may be, any Global Junior Note to the extent that it shall have been exchanged for another Global Senior Note or, as the case may be, another Global Junior Note or for Definitive Registered Senior Notes or, as the case may be, for Definitive Registered Junior Note pursuant to its provisions or the provisions of the relevant Indenture;

         PROVIDED THAT for each of the following purposes, namely:

         (i) the right to attend and vote at any meeting of the Holders or any of them;

         (ii) the determination of how many and which Notes are for the time being outstanding for the purposes of determining whether the Required Holders have consented to the cessation of a Payment Stop Event, the cancellation of a Standstill Notice or for the purposes of the relevant and applicable sections of the Indentures (as specified in the definition of "OUTSTANDING" in such Indenture);

         (iii) any discretion, power or authority (whether contained in the Indentures or vested by operation of law) which the relevant Note Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them; and

         (iv) the determination by the relevant Note Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to the interests of the Holders or any of them,

         those Notes (if any) (1) which are for the time being held by or on behalf of the Company, a Guarantor, any of their respective Subsidiaries or any Affiliate of any of the foregoing, in each case as beneficial owner, and (2) which are held in escrow pursuant to the Escrow and Distribution Agreement for distribution to Scheme Creditors shall (unless and until ceasing to be so held) be deemed not to remain Outstanding.

         "PAYING AGENT" means initially The Bank of New York and thereafter, any Person (other than the Company, any Guarantor or any Affiliate of the Company or any Guarantor) authorised by the Company to authenticate and pay the principal of, premium, if any, and interest and Additional Amounts, if any, on any Notes on behalf of the Company in accordance with the Agency Agreement.

         "PAYMENT DATE" means any date on which a payment, prepayment, purchase or redemption (whether such payment, prepayment, purchase or redemption is a payment, prepayment, purchase or redemption of principal, interest or premium or is a payment or prepayment of Additional Amounts, fees, commission or otherwise) is made or is permitted to be made by an Obligor (including, without limitation, whether directly or indirectly by use of amounts standing to the credit of the Escrow Accounts in accordance with this Deed) in accordance and in compliance with the terms of the Relevant Documents.

         "PAYMENT STOP EVENT" means:

         (a) the failure by any Obligor to pay on the due date any amount payable under the Senior Notes or the Senior Note Indenture; and/or

         (b) the acceleration of amounts due under the Senior Notes or the Senior Note Indenture following the occurrence of an Event of Default under the Senior Notes or the Senior Note Indenture,

         PROVIDED THAT a Payment Stop Event shall cease to be continuing if:

         (i) the relevant Default under the Senior Notes or the Senior Note Indenture has been remedied or waived and, if amounts due under the Senior Notes have been accelerated, any such acceleration has been rescinded in accordance with the Senior
                  Note Indenture; or

         (ii) the Required Holders of at least a majority of the principal amount of the then Outstanding Senior Notes consent in writing to the cessation of the relevant Payment Stop Event; or

         (iii) the Secured Obligations arising under the Senior Notes and the Senior Note Indenture have been discharged in full,

         and, in the case of (i), (ii) or (iii), the Senior Note Trustee will promptly issue a written notice to the other Debt Representatives, the Security Trustee and the Company notifying them that the relevant Payment Stop Event has ceased to be continuing.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "POST-ACCELERATION PAYMENT PRIORITIES" as set out in the Security Trust and Intercreditor Deed are the priorities set out below:

         (a) FIRST, pro rata according to the respective amounts thereof, in or towards satisfaction of the liabilities (secured or unsecured) and any unpaid fees, costs and expenses in each case owing to, and for the account of, the Security Trustee, any Receiver or Delegate, the Senior Note Trustee, the Junior Note Trustee, the New Bonding Facility Agent, the Depositary, the Paying Agent, the Escrow Bank and the Registrar;

         (b) SECOND, to the New Bonding Facility Agent for application in or towards satisfaction of all liabilities (secured or unsecured) owing to the New Bonding Facility Banks (as defined in the New Bonding Facility Agreement) under the New Bonding Facility Agreement;

         (c) THIRD, in or towards satisfaction of all liabilities (secured or unsecured) owing to the Junior Note Trustee as Note Trustee for the holders of the Junior Notes, to the extent of any True Up Amount paid to the Senior Note Trustee and not previously applied pursuant to this paragraph (c);

         (d) FOURTH, in or towards satisfaction of all liabilities (secured or unsecured) owing to the Senior Note Trustee as Note Trustee for the holders of the Senior Notes;

         (e) FIFTH, in or towards satisfaction of all liabilities (secured or unsecured) owing to the Junior Note Trustee as Note Trustee for the holders of the Junior Notes;

         (f) SIXTH, any other person (other than the Company) so entitled to the proceeds (including any person entitled to such proceeds pursuant to mandatory rules of law of any jurisdiction);

         (g)      SEVENTH, the Company.

         "PRE-ACCELERATION PAYMENT PRIORITIES" as set out in the Security Trust and Intercreditor Deed are the priorities set out below:

         (a) All monies credited to the Existing Performance Bond Escrow Accounts will be applied in accordance with the terms and conditions of the Security Trust and Intercreditor Deed and this Deed.

         (b) All monies credited to the Mandatory Redemption Escrow Accounts in accordance with the Junior Note Indenture, the Senior Note Indenture, this Deed and the Security Trust and Intercreditor Deed, will be applied on any Payment Date strictly in accordance with the following order of priority:

                  (i) FIRST, in or towards satisfaction of all liabilities (secured or unsecured) owing to the Senior Note Trustee as Note Trustee for holders of the Senior Notes, to the extent of any True-Up Amount paid to the Junior Note Trustee and not previously applied pursuant to this paragraph (i);

                  (ii) SECOND, in or towards satisfaction of all liabilities (secured or unsecured) owing to the Junior Note Trustee as Note Trustee for the holders of the Junior Notes;

                  (iii) THIRD, in or towards satisfaction of all liabilities (secured or unsecured) owing to the Senior Note Trustee as Note Trustee for the holders of the Senior Notes;

                  (iv) FOURTH, any other person (other than the Company) so entitled to the proceeds (including any person entitled to such proceeds pursuant to the mandatory rules of law of any jurisdiction); and

                  (v)      FIFTH, the Company.

         "RECEIVER" means a receiver or manager or administrative receiver of the whole or any part of the Transaction Security.

         "REDEMPTION CERTIFICATE" means a certificate in substantially the form set out in Schedule 4 (Form of Redemption Certificate) delivered by the Company to the Security Trustee.

         "REDEMPTION PRICE" means a redemption price in cash in the Relevant Currency of 110% of the principal amount of the Junior Notes or the Senior Notes, as the case may be, plus in each case accrued and unpaid interest thereon and Additional Amounts in respect thereof, if any, to the Repayment Date.

         "REGISTRAR" means any Person appointed by the Company to maintain an office or agency where Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, may be presented for transfer, exchange or payment under the relevant Indentures, which initially shall be The Bank of New York.

         "RELEASE CERTIFICATE" means a certificate in substantially the form set out in Schedule 3 (Form of Release Certificate) delivered to the Security Trustee by the Company.

         "RELEVANT CURRENCY" means United States dollars, PROVIDED THAT in the event the Company elects to pay a redemption amount in British pounds sterling in accordance with the Indentures, the Relevant Currency of such redemption amount shall be British pounds sterling.

         "RELEVANT DOCUMENT" means the Security Trust and Intercreditor Deed, any Agent/Trustee/New Bonding Facility Bank Accession Letter (as defined in the Security Trust and Intercreditor Deed), any Guarantor Accession Letter (as defined in the Security Trust and Intercreditor
         Deed), the Indentures, this Deed, the Notes, the New Bonding Facility Agreement, the Security Documents, (including the Guarantee of the Senior Notes, the Guarantee of the Junior Notes and the Composite Guarantee (as defined in the Indentures) the Escrow Agreement the Fee Letter (as defined in the Security Trust and Intercreditor Deed) and any Additional Remuneration Fee Letter (as defined in the Security Trust and Intercreditor Deed) and any notices issued and any other documents or agreements entered into in connection with or relating to such documents.

         "RELEVANT HOLDER" means in relation to any tranche of Notes, the Required Holders of at least 25 per cent. of the principal amount of the then outstanding Notes in such tranche, PROVIDED THAT if in relation to any instruction to any Note Trustee, no instructions inconsistent with such instructions have been given to the relevant Note Trustee by the holders of a majority of the principal amount of the then outstanding applicable Notes, then the holders of such majority shall be the "RELEVANT HOLDERS".

         "REPAYMENT DATE" means each date upon which the Company redeems all or part of the Outstanding Senior Notes or the Outstanding Junior Notes, as the case may be.

         "REPLACEMENT NEW BONDING FACILITY AGREEMENTS" means any facility agreement or agreements entered into on or after the Issue Date between or among the Company and/or any Non-US Subsidiary with any bank, insurance company or other financial institution providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Company and/or any Non-US Subsidiary, as such agreement or agreements may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); PROVIDED THAT (1) the term of each such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness (as defined in the Indentures) and other obligations incurred or arising under any such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of any such facility) and (2) no such facility agreement shall require the Company and/or any Non-US Subsidiary to cash-collateralize any instrument issued thereunder, or otherwise require the Company and/or any Non-US Subsidiary to grant any Lien to secure any instrument issued thereunder on any property or asset having a value, in excess of 50% of the aggregate face or principal amount of any such instrument.

         "REQUIRED HOLDERS" means at any time, the Holder or Holders of at least the specified percentage of the aggregate principal amount of the relevant Notes at the time Outstanding.

         "RESPONSIBLE OFFICER", when used with respect to a Note Trustee, means any officer of that Note Trustee assigned to or working in the Corporate Trust Department of that Note Trustee or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the relevant Indenture.

         "RESTRUCTURING" means the Scheme of Arrangement under Section 425 of the Companies Act 1985 between the Company and its Scheme Creditors in the High Court of Justice of England and Wales.

         "SCHEME CREDITORS" means the creditors of the Company and Marconi plc in respect of the Restructuring.

         "SECURED CREDITORS" means the Security Trustee, any Receiver or Delegate, the Depositary, the Paying Agent, the Registrar, the Senior Note Trustee (for itself and as trustee for the holders of the Senior Notes), the Junior Note Trustee (for itself and as trustee for the holders of the Junior Notes), the New Bonding Facility Agent the Escrow Bank and each of the New Bonding Facility Banks (as defined in the New Bonding Facility Agreement) and their successors and assigns.

         "SECURED OBLIGATIONS" means all present and future indebtedness, liabilities and obligations (for the avoidance of doubt, including any liabilities and obligations which have been cash-collateralised by the Obligors) at any time of any Obligor under the Relevant Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

         (a)      any refinancing, novation, deferral or extension;

         (b) any obligation relating to any increase in the amount of such obligations;

         (c)      any claim for damages or restitution; and

         (d) any claim as a result of any recovery by an Obligor of a payment or discharge, or non-allowability, on the grounds of preference,

         and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings (including interest accruing after the commencement of any insolvency or other proceedings).

         "SECURITY" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or any guarantee, indemnity or assurance against loss or arrangement having a similar effect.

         "SECURITY DOCUMENTS" means (1) the Initial Security Documents securing the Secured Obligations, (2) any other pledge agreements, security agreements, mortgages, deeds of trust and other agreements, instruments and documents entered into from time to time by the Issuer or any Subsidiary of the Issuer creating or granting any Guarantee, indemnity or Security in favour of any of the Secured Creditors or the Security Trustee, as trustee for the Secured Creditors, as security for any of the Secured Obligations and (3) any other agreements, instruments and documents executed and delivered pursuant to any of the foregoing, in the case of each of clauses (1) through (3), as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUST AND INTERCREDITOR DEED" means the security trust and intercreditor deed dated on or about the date of this Deed between, the Company, the Security Trustee, the Guarantors referred to therein, the Senior Note Trustee, the Junior Note Trustee, the New Bonding Facility Agent, the New Bonding Facility Banks referred to therein, the Depositary, the Paying Agent, the Registrar, the Intra-Group Creditors referred to therein, and the Intra-Group Borrowers referred to therein, as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUSTEE ESCROW FEE LETTER" means the letter dated on or about the date hereof from the Security Trustee to the Company in respect of fees payable to the Security Trustee pursuant to Clause 10 (Security Trustee and Escrow Bank Fees).

         "SENIOR NOTE INDENTURE" means the indenture dated as of 19 May, 2003 between the Company as issuer, the initial guarantors named therein and Law Debenture Trust Company of New York as Senior Note Trustee, governing the Senior Notes, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof.

         "SENIOR NOTE TRUSTEE" means Law Debenture Trust Company of New York or any successor appointed pursuant to the applicable provisions of the Senior Note Indenture.

         "SENIOR NOTES" means the euro or US dollar denominated Guaranteed Senior Secured Notes due 2008 issued or to be issued by the Company.

         "SERIES" means each of the Convertible Euro Senior Notes, the Euro Senior Notes and the Dollar Senior Notes.

         "SINGAPORE ESOP ESCROW AGREEMENT" means the escrow agreement dated November 12, 2002 between the Issuer, Marconi plc, Metapath Software International Limited, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "STANDSTILL EVENT" means the occurrence of a Default under the Senior Notes except as provided in Clause (2) of Section 6.02 of the Senior
         Note Indenture.

         "STANDSTILL NOTICE" means a notice delivered to the Security Trustee (with a copy to the Company and the other Debt Representatives) by the Senior Note Trustee in accordance with the provisions of Security Trust and Intercreditor Deed, notifying the Security Trustee of a Standstill Event.

         "STANDSTILL PERIOD" means the period from the date of the issuance of a Standstill Notice by the Senior Note Trustee and ending on the earlier of:

         (a) the expiration of a period of 179 days after the date of the issuance of such Standstill Notice by the Senior Note Trustee;

         (b) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Company and the other Secured Creditors) that the Default under the Senior Notes in respect of which that Standstill Notice was issued is no longer continuing;

         (c) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Company and the other Secured Creditors) that the Standstill Notice has been cancelled by the Senior Note Trustee acting on the instructions of the Required Holders of at least a majority of the aggregate principal amount of the then Outstanding Senior Notes; and

         (d) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Company and the other Secured Creditors) that the Secured Obligations under the Senior Notes and the Senior Note Indenture have been discharged in full and there are no further liabilities under the Senior Notes or the Senior Note Indenture.

         "STERLING EQUIVALENT" means with respect to any monetary amount in a currency other than British pounds sterling, at any time of determination thereof, the amount of British pounds sterling obtained by translating the amount of such foreign currency into British pounds sterling at the spot rate for the purchase of British pounds sterling with the applicable currency as published in the Financial Times on the date that is two London Business Days prior to such determination.

         "SUBSIDIARY" means with respect to any specified Person:

         (a) any corporation, association or other business entity of which more than 50% of the total voting power of its Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (b) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         Unless otherwise specified herein, or the context otherwise requires, a reference to a "Subsidiary" herein is to a Subsidiary of the Company.

         "TAX" and "TAXES" means any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto).

         "TRANSACTION SECURITY" means any guarantee (including the Guarantees) guaranteeing the payment of the Secured Obligations and any Security created or expressed to be created in favour of the Security Trustee or any Secured Creditor under the Security Documents.

         "US GUARANTOR" means each of:

         Marconi Communications, Inc. and any other US Parent

         (a)

                  (i)      Marconi Networks Worldwide, Inc.

                  (ii)     Marconi Communications Technology, Inc.

                  (iii)    Marconi Communications Federal, Inc.

                  (iv)     Marconi Acquisition Corp.

                  (v)      Marconi Intellectual Property (Ringfence) Inc.

                  (vi) Marconi Communications Limited (a private limited company incorporated under the laws of the Republic of Ireland)

                  (vii)    Marconi Communications Optical Networks Limited

                  (viii)   Marconi Communications, S.A. de C.V.

                  (ix)     Marconi Communications de Mexico, S.A. de C.V.

                  (x)      Marconi Communications Exportel, S.A. de C.V.

                  (xi)     Administrativa Marconi Communications, S.A. de C.V.

                  (xii)    Marconi Communications B.V.; and

                  (xiii) Marconi Communications GmbH a private company incorporated under the laws of Switzerland;

         (b) any other US Subsidiary that executes (a) a Guarantee of the Senior Notes pursuant to this Indenture and (b) a Guarantee of the Junior Notes pursuant to the Junior Note Indenture; and

         (c)      each of their respective successors and assigns.

         "US PARENT" means either (1) Marconi Communications Inc. or (2) a Wholly-Owned Subsidiary of the Company which: (a) is incorporated after the Issue Date; (b) becomes a US Guarantor; and (c) acquires the Equity Interests in Marconi Communications Inc.

         "US SUBSIDIARY" means each of US Parent and each of its Subsidiaries, PROVIDED THAT they constitute a Subsidiary of the Company.

         "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

         "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "WHOLLY-OWNED SUBSIDIARY" of any specified person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiary of such Person.

                                   SCHEDULE 2

                                 ESCROW ACCOUNTS

                                     PART A

                      MANDATORY REDEMPTION ESCROW ACCOUNTS

                                                                                    ACCOUNT
                                                                   ACCOUNT            NAME/
ACCOUNT NAME            BANK           CURRENCY      SORT CODE      NUMBER          REFERENCE       SWIFT CODE
1.  MREA                HSBC           US Dollar      40-05-15     57850236     USD Call Account     MIDLGB22
    US Dollar         Bank plc
    Escrow
    Account

2.  MREA                HSBC             Euros        40-05-15     57850201     EUR Call Account     MIDLGB22
    Euro              Bank plc
    Escrow
    Account

3.  MREA                HSBC            British       40-05-30     73666654     GPB Deposit          MIDLGB22
    Sterling          Bank plc         Sterling                                 Account
    Escrow
    Account

                                     PART B

                    EXISTING PERFORMANCE BOND ESCROW ACCOUNTS

                                                                                     ACCOUNT
                                                                   ACCOUNT            NAME/
                        BANK           CURRENCY      SORT CODE      NUMBER          REFERENCE       SWIFT CODE
1.  GBP                 HSBC           British       40-05-30      73666662          GPB Deposit      MIDLGB22
    Deposit           Bank plc         Sterling                                      Account
    Account

2.  EUR Call            HSBC             Euros       40-05-15      57850228          EUR Call         MIDLGB22
    Account           Bank plc                                                       Account

3.  USD Call            HSBC           US Dollar     40-05-15      57850244          USD Call         MIDLGB22
    Account           Bank plc                                                       Account

                                   SCHEDULE 3

                           FORM OF RELEASE CERTIFICATE

To:      The Law Debenture Trust Corporation plc (the "SECURITY TRUSTEE")

From:    Marconi Corporation plc

                                                                          [Date]

Dear Sirs

ESCROW AGREEMENT DATED [    ] BETWEEN THE SECURITY TRUSTEE, THE NEW BONDING
FACILITY AGENT, THE NEW BONDING FACILITY AGENT, THE ESCROW BANK AND MARCONI CORPORATION PLC (THE "ESCROW AGREEMENT")

1. We refer to the Escrow Agreement. Terms defined in the Escrow Agreement shall have the same meaning when used herein. This is a Release Certificate.

2. We hereby certify as at the date hereof that (a) [insert amount] (the "COLLATERAL AMOUNT") is required to collateralise [describe performance bond] (the "PERFORMANCE BOND") in accordance with sub-clause 4.2.1 of Clause 4.2 (Payments out of the Existing Performance Bond Escrow Accounts) of the Escrow Agreement, and (b) such amount having been validly demanded pursuant to an enforceable right for cash collateral by the [bank(s)/insurance companies) other financial institutions] listed in the schedule to this Release Certificate as the issuer(s) of the Performance Bonds.

3. We further certify that the above-mentioned [describe performance bond] is an Existing Performance Bond.

4. We hereby certify that we determine in good faith that the amount needed to satisfy our obligations and the obligations of our Subsidiaries under all Existing Performance Bonds including the amount referred to in Paragraph 2 of this Release Certificate is [insert amount].

5.       This Release Certificate is governed by English law.

Yours faithfully

_______________________

for and on behalf of
MARCONI CORPORATION PLC

                                   SCHEDULE 4

                         FORM OF REDEMPTION CERTIFICATE

To:      Law Debenture Trust Corporation plc (the "SECURITY TRUSTEE")
         Law Debenture Trust Company of New York (the "SENIOR NOTE TRUSTEE") JPMorgan Chase Bank (the "JUNIOR NOTE TRUSTEE")
         The Bank of New York (the "REGISTRAR", the "DEPOSITARY" and the "PAYING AGENT")

From:    Marconi Corporation plc

                                                                          [Date]

Dear Sirs,

ESCROW AGREEMENT DATED [    ] BETWEEN THE SECURITY TRUSTEE, THE NEW BONDING
FACILITY AGENT, THE ESCROW BANK AND MARCONI CORPORATION PLC (THE "ESCROW AGREEMENT")

1. We refer to the Escrow Agreement. Terms defined in the Escrow Agreement shall have the same meaning when used herein. This is a Redemption Certificate.

2.       We hereby notify you that the next Repayment Date in relation to the
         [Junior Notes / Senior Notes] shall fall on [    ].

3. We are obliged to redeem the [Junior Notes / Senior Notes] at the Redemption Price on the Repayment Date stated above.

4. The Redemption Price is $[ ], and we hereby certify the calculations enclosed with this Redemption Certificate comply with the provisions of the relevant Indenture stating the method of calculating the Redemption Price.

5. We hereby request that pursuant to Clause 3.2 (Payments out of the Mandatory Redemption Escrow Accounts) of the Escrow Agreement the Security Trustee instructs the Escrow Bank to release sums equal to the lesser of (i) the balance of the Mandatory Redemption Escrow Accounts or (ii) the Redemption Price and to transfer such sums to the following
         accounts: [    ].

6.       This Redemption Certificate is governed by English law.

Yours faithfully

_______________________

for and on behalf of
MARCONI CORPORATION PLC

EXECUTION

THE COMPANY

EXECUTED AS A DEED

by MARCONI CORPORATION PLC

acting by two authorised signatories:       M SKELLY          C HOLDEN

Address for notices:    338 Euston Road
                        London NW1 3BT

Fax:                    +44 207 409 1947
Attention:              Company Secretary, Marconi Corporation plc

THE SECURITY TRUSTEE

EXECUTED AS A DEED

by THE LAW DEBENTURE TRUST CORPORATION P.L.C.

JULIAN MASON JEBB       Director

Representing Law Debenture Corporate Services Limited

R D RANCE               Secretary

Address for notices:    Fifth Floor
                        100 Wood Street
                        London EC2V 7EX

Fax:                    44-20-76965271
Attention:              The Manager, Treasury Management Department

THE ESCROW BANK

HSBC BANK PLC

Signed as a Deed         )   M BROWN
by: Mark Brown           )
                         )
As attorney of           )   T SAUNDERS
HSBC BANK PLC            )
in the presence of:      )

Trevor Saunders
Address for notices:     City Corporate Banking Centre
                         27-32 Poultry
                         London EC2P 2BX

Fax:                     020 7800 5031
Attention:               Trevor Saunders

THE NEW BONDING FACILITY AGENT

HSBC BANK PLC

Signed as a Deed         )   I MCMILLAN
by: Ian McMillan         )
                         )
As attorney of           )   C WALTERS
HSBC BANK PLC            )
in the presence of:      )
Chelsea Walters

Address for notices:     8 Canada Square
                         London E14 5HQ

Fax:                     020 7991 4346
Attention:               Chris Merrett